Exhibit 5.1

February 9, 2005

Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35202

Ladies and Gentlemen:

     We are acting as counsel to Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), in connection with its registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of up to $623,342,894 in aggregate amount of the Company’s common shares of beneficial interest, par value $.01 per share (the “Common Shares”), the Company’s 7.62% Series E cumulative redeemable preferred shares of beneficial interest (the “Preferred Shares”), and the Company’s depositary shares, each representing 1/100th of a Preferred Share and evidenced by depositary receipts (the “Depositary Shares” and, together with the Common Shares and Preferred Shares, the “Shares”), to be issued pursuant to the Agreement and Plan of Merger dated as of October 25, 2004, as amended by an Amendment No. 1 to Agreement and Plan of Merger dated as of January 24, 2005 (as so amended, the “Merger Agreement”), among the Company, CLNL Acquisition Sub LLC (“Colonial Merger Sub”) and Cornerstone Realty Income Trust, Inc. (“Cornerstone”), which provides for the merger of Cornerstone with and into Colonial Merger Sub, with Colonial Merger Sub surviving the merger and related activities (the “Merger”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Merger Agreement.

Board of Trustees
Colonial Properties Trust
February 9, 2005

3.	The Declaration of Trust of the Company, as certified by the Secretary of the State of the State of Alabama on January 20, 2005 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	Resolutions of the Board of Trustees of the Company adopted at meetings held on October 21, 2004 and January 21, 2005, and resolutions of the Pricing Committee of the Board of Trustees of the Company adopted by written consent on October 25, 2004, each as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the Merger Agreement and arrangements in connection therewith.

6.	The form of Deposit Agreement between the Company and the depositary named therein (the “Depositary”) included as Exhibit 4.1 to the Registration Statement (a “Deposit Agreement”).

7.	The form of Articles Supplementary for the Preferred Shares included as Exhibit 3.1 to the Registration Statement (the “Articles Supplementary”).

8.	Opinion letter, of even date herewith, of Sirote & Permutt, P.C., special counsel to the Company in the State of Alabama.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).

     For purposes of this opinion letter, we have assumed that (i) before the issuance of any Depositary Shares, the Articles Supplementary will be filed for recordation with the Office of the Judge of Probate of Jefferson County, Alabama; (ii) any Depositary Shares will be issued to the Depositary under the Deposit Agreement; (iii) the Shares will be delivered against payment of valid consideration therefor and in accordance with the terms of the Merger Agreement and as

Board of Trustees
Colonial Properties Trust
February 9, 2005

contemplated by the Registration Statement; (iv) the Deposit Agreement will have been duly authorized, executed and delivered by the Depositary and will constitute a valid and binding obligation of the Depositary enforceable against the Depositary and the Company in accordance with its terms; (v) the Depositary will be in compliance, with respect to acting as a Depositary under the Deposit Agreement, with all applicable laws and regulations; and (vi) the Depositary will have the requisite organizational and legal power and authority to perform its obligations under the Deposit Agreement. We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Alabama Real Estate Investment Trust Act of 1995. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the terms “Alabama Real Estate Investment Trust Act of 1995” includes the applicable statutory provisions contained therein, all applicable provisions of the Alabama Constitution and reported judicial decisions interpreting these laws. In rendering this opinion letter, we are relying to the extent that the laws of Alabama are relevant (without any independent verification or investigation), upon the opinion letter of Sirote & Permutt, P.C., special counsel to the Company in the State of Alabama described in paragraph 8 above, with respect to the matters addressed therein.

     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) effectiveness of the Merger pursuant to Delaware and Virginia law and (iii) issuance of the Shares in accordance with the Merger Agreement:

(a)	the Common Shares will be validly issued, fully paid and nonassessable;

(b)	the Preferred Shares will be validly issued, fully paid and nonassessable; and

(c)	the depositary receipts evidencing the Depositary Shares will constitute valid and binding obligations of the Company.

Board of Trustees
Colonial Properties Trust
February 9, 2005

     In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinion expressed in paragraph (c) above is also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity, and requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.

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